Exhibit 10.1

Form of Performance Executive Officer Share Awards for 2026

first business FINANCIAL services, Inc.

2026 Equity Incentive Plan

PERFORMANCE-BASED Restricted Stock UNIT Award Agreement

The Participant specified below is hereby granted a performance-based restricted stock unit award (the “Award”) by First Business Financial Services, Inc., a Wisconsin corporation (the “Company”), under the First Business Financial Services, Inc. 2026 Equity Incentive Plan, as amended (the “Plan”). The Award shall be subject to the terms of the Plan and the terms set forth in this Performance-Based Restricted Stock Unit Award Agreement (“Award Agreement”).

1.
Award. The Company hereby grants to Participant the Award of restricted stock units (each such unit, an “RSU”), where each RSU represents the right of Participant to receive one Share in the future upon the expiration of the Performance Period, subject to the terms of this Award Agreement and the Plan.
2.
Terms of Restricted Stock Unit Award. The following words and phrases relating to the Award shall have the following meanings:
2.1.
The “Participant” is ______________________________.
2.2.
The “Grant Date” is ______________________________.
2.3.
The target number of RSUs is _________________________.
2.4.
The maximum number of RSUs is ______________________.
2.5.
The “Performance Period” begins on January 1, 2027 and concludes on December 31, 2029.

Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.

3.
Performance Measurement.

3.1.
The Committee shall establish one or more performance goals for each Performance Period, which may consist of business criteria or other metrics (the “Performance Goals”). The Performance Goals are set forth on Exhibit A hereto. As soon as practicable following the expiration of the Performance Period, but in no event later than June 30 of the calendar year immediately following the end of the Performance Period, the Committee, in its sole discretion, shall determine the level of achievement of the Performance Goals and, in accordance with Exhibit A, the number of RSUs, if any, that Participant has earned. The date that the Committee makes such determination is hereinafter referred to as the “Determination Date.”
3.2.
Except as set forth below in Section 3(c) and Section 3(d) or as may otherwise be provided by the Committee, if Participant’s Termination of Service occurs prior to the Determination Date, Participant shall forfeit all rights, title and interest in and to any RSUs granted hereunder.
3.3.
Notwithstanding the foregoing provisions of this Section 3, if Participant incurs a Termination of Service due to Disability or death prior to the Determination Date, a prorated portion of the RSUs shall become vested on the date of Participant’s Termination of Service at the level of target performance, such portion equal to the portion of the Performance Period worked by the Participant between the first day of the Performance Period and the date of the Participant’s Termination of Service.

3.4.
Notwithstanding the foregoing provisions of this Section 3 or any other agreement to the contrary between Participant and the Company, if Participant incurs a Termination of Service as a result of Retirement after the first anniversary of the Grant Date, then the RSUs shall not be forfeited as a result of such Retirement and shall continue to vest for as long as Participant remains Retired. Participant’s RSUs earned shall be prorated based on the portion of the Performance Period worked by the Participant between the first day of the Performance Period and the date of the

Participant’s Termination of Service.
3.4.1.
“Retirement” means a Termination of Service on or after the date on which Participant has achieved age sixty (60) with at least ten (10) years of service with the Company; provided that Participant provides at least twelve (12) months’ notice to the Company’s Chief Executive Officer (or, if Participant is the Company’s Chief Executive Officer, to the Board) prior to such Retirement, or such other Termination of Service that the Committee has approved as a Retirement in its discretion.
3.4.2.
Following Retirement, Participant shall be “Retired” so long as Participant does not (x) directly, or indirectly through another, act as an officer, director, partner or employee of or consultant or independent contractor to, or act in any managerial capacity with, any entity that is engaged in the financial services industry or (y) act in any position with any other entity if such position requires duties and responsibilities similar to the duties and responsibilities of Participant with the Company prior to Retirement.
3.4.3.
Whether Participant remains Retired at any time shall be determined by the Board or the Committee in its sole discretion. If, while this Award is outstanding, Participant commences employment or other work of any kind following Retirement, then Participant is required to promptly provide written notice to the Company of the name of Participant’s employer and the nature of Participant’s position or other work. In addition, as a condition for this Award to remain outstanding following Retirement, the Company will require Participant to provide information relating to Participant’s activities following Retirement prior to each vesting date to enable the Board or the Committee to determine whether Participant remains Retired, and Participant’s failure to provide such information upon request will cause the Award to be forfeited.
3.4.4.
If Participant receives any benefit under this Award after Retirement but when he or she is no longer Retired, then Participant will be obligated to repay to the Company the value of such benefit (with such value to be determined by the Company, which may include a reasonable rate of interest) promptly following receipt from the Company of notice to Participant of Participant’s repayment obligation.
4.
Settlement of RSUs. Delivery of Shares or other amounts under this Award Agreement and the Plan shall be subject to the following:
4.1.
Delivery of Shares. The Company shall deliver to Participant one Share free and clear of any restrictions in settlement of each of the vested and unrestricted RSUs as soon as practicable following the Determination Date, but in no event later than thirty (30) days following the Determination Date. Notwithstanding the foregoing, in the event of the Participant’s Termination of Service due to death or Disability prior to the Determination Date, the Company shall deliver such Shares within 45 days following the date of such a Termination of Service.
4.2.
Compliance with Applicable Laws. Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.
4.3.
Certificates Not Required. To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
5.
Holding Requirement. Fifty percent (50%) of any Shares delivered to the Participant under Section 4(a)shall be subject to transfer restrictions for a period lasting from the Determination Date applicable to such Shares until the first of the following to occur: (i) the first anniversary of the applicable Determination Date or (ii) the date of Participant’s Termination of Service due to the Participant’s Disability, the Participant’s death, or the Participant’s Retirement (such period, the “Post-Determination Hold Period”). During the Post-Determination Hold Period applicable to any Shares, the Participant may not sell, exchange, dispose, or otherwise transfer such Shares other than to the Participant’s immediate family members or trusts, partnerships, limited liability companies or other business entities controlled by the Participant such that the transferred Shares would continue to be “beneficially owned” by such Participant during the Post-Determination Holding Period. The Participant must notify the Company in writing prior to any proposed transfer of Shares subject to a Post-Determination Hold Period. Any attempted transfer in violation of this Section 5, without prior Company consent in writing, shall be null and void and of no force or effect. For purposes of this Section 5, the term “beneficially owned” shall have the meaning ascribed to it under Rule 13d-3 of the Exchange Act.

6.
Dividend Equivalents. Participant shall receive a cash payment equivalent to any dividends or other distributions that would have been paid with respect to the same number of Shares subject to the RSUs that are earned under this Award Agreement while the RSUs are outstanding (i.e., between the Grant Date and the date the RSUs are settled above in Section 4) if such Shares were held by the Participant during the same period. Such cash payment shall be paid to Participant (or Participant’s beneficiary in accordance with Section 88) at the same time as any Shares are issued to Participant in accordance with Section 4. If Participant’s RSUs are settled in accordance with Section 4 between a record date and payment date for a dividend payment, the cash payment made under this Section 6 will include a dividend equivalent payment for such last record date. For the avoidance of doubt, no dividend equivalents shall be payable to Participant with respect to record dates for dividends occurring before the Grant Date or on or after the date the RSUs are settled above in Section 4 and no dividend equivalents shall be payable with respect to any RSUs that are not earned or are forfeited. If, however, any dividends or distributions with respect to the Shares underlying the RSUs are paid in Shares rather than cash, then Participant shall be credited with additional RSUs equal to the number of Shares that Participant would have received had the earned RSUs been actual Shares, and such RSUs shall be deemed RSUs added to the Award subject to the same risk of forfeiture and other terms of this Award Agreement.
7.
No Shareholder Rights. Participant shall not have any rights of a Shareholder with respect to the RSUs, including but not limited to, voting rights, prior to settlement of the RSUs pursuant to Section 4(a) above.
8.
Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of Participant or benefits distributable to Participant under this Award Agreement have not been settled or distributed at the time of Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by Participant in a writing filed with the Committee in such form as the Committee may require. Participant’s designation of beneficiary may be amended or revoked from time to time by Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive Participant, any benefits that would have been provided to Participant shall be provided to the legal representative of the estate of Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.
9.
Administration. The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.
10.
Plan Governs. Notwithstanding any provision of this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Participant from the office of the secretary of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time. Notwithstanding any provision of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company, including the Plan, and this Award Agreement, the corporate records of the Company shall control.
11.
Not an Employment Contract. Neither the Award nor this Award Agreement shall confer on Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of Participant’s employment or other service at any time.
12.
Amendment. Without limitation of Section 144 below, this Award Agreement may be amended in accordance with the provisions of the Plan and may otherwise be amended in writing by Participant and the Company without the consent of any other person.
13.
Governing Law. This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws, except as superseded by applicable federal law; and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Waukesha, Wisconsin.
14.
Clawback. The Award and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. Participant hereby acknowledges and consents to the Company’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company that may apply to Participant together with all other similarly situated participants, whether adopted prior to or following the date of this Award Agreement and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.
15.
Nonsolicitation of Clients.
15.1.
While Participant is employed by the Company and for a period of twelve (12) months immediately following, Participant will not, except on behalf of or as otherwise directed by the Company, directly or indirectly (through or by providing assistance to another person or entity), solicit Financial Services (defined below) business from any client of the Company who/which was a client of the Company and (1) with whom/which Participant had any contact or (2) about whom/which Participant had access to non-public confidential or proprietary information, in the case of both (1) and (2), above, during the period of one year prior to the date Participant ceased to be an employee of the Company.
15.2.
While Participant is employed by the Company, and for a period of twelve (12) months immediately following, Participant will not, except on behalf of or as otherwise directed by the Company, conduct business relating to Financial Services (defined below) with any client of the Company who/which was a client of the Company and (1) with whom/which Participant had any contact or (2) about whom/which Participant had access to non-public confidential or proprietary information, in the case of both (1) and (2), above, during the period of one year prior to the date Participant ceased to be an employee of the Company.
15.3.
While Participant is employed by the Company, and for a period of six (6) months immediately following, Participant will not, except on behalf of or as otherwise directed by the Company, directly or indirectly (through or by providing assistance to another person or entity), solicit Financial Services (defined below) business from any prospective client of the Company with whom/which the Company engaged in direct marketing efforts (as opposed to general solicitations of business) and (1) with whom/which Participant had any contact or (2) about whom/which Participant had access to non-public confidential or proprietary information, in the case of both (1) and (2), above, during the period of one year prior to the date Participant ceased to be an employee of the Company.
15.4.
For clarification purposes, the restrictions described in the above subparagraphs apply to clients whether they are persons or entities. The term “Financial Services” as used herein shall mean products and/or services offered by the Company within the twelve (12) month period immediately preceding Participant’s last day of employment with the Company.
15.5.
These covenants are effective immediately and shall remain in force before and after RSUs granted under this Agreement vest, and after Shares in respect of RSUs are issued to or transferred by Participant hereunder. The parties intend that this Section 15(e) and each and all of its individual subparagraphs, provisions, and clauses are severable from any other provision of this agreement, as provided in Section 222, and are also severable from any other promise or duty owed by Participant to the Company.
15.6.
Participant agrees that each of these covenants is reasonably and properly necessary to protect the legitimate business interests of the Company. Participant acknowledges that damages for the violation of any of these covenants will be inadequate and will not give full, sufficient relief to the Company, and that a breach of any of these covenants will constitute irreparable harm to the Company. Therefore, Participant agrees that in the event of any violation of any of these covenants, the Company shall be entitled to compensatory damages and injunctive relief.
15.7.
Participant will reimburse and indemnify the Company for the actual costs incurred by the Company in enforcing any of these covenants, including, but not limited to, attorney’s fees reasonably incurred in enforcement activity.
16.
Protection of Leadership Pool. Participant and the Company agree to the following:

16.1.
Participant is a top-level employee of the Company or has special skills or knowledge important to the Company or has skills that are difficult for the Company to replace.
16.2.
Participant’s colleagues who are employed by the Company in a position of officer or manager, or above (collectively, the “Leadership Pool”) are likewise top-level employees of the Company or have special skills or knowledge important to the Company or have skills that are difficult for the Company to replace.
16.3.
If Participant or any member of the Leadership Pool ceases to be so employed, the Company will have a business necessity to replace the skills lost.
16.4.
It takes time after an employee of the caliber of Participant and/or the Leadership Pool leaves the employ of the Company to replace the skills lost; 180 days is a reasonable measure of the time needed to replace such skills.
16.5.
A primary and necessary source of replacement of the skills of Participant and/or a member of the Leadership Pool are the other members of the Leadership Pool.
16.6.
The parties recognize that employees of the Company (not otherwise bound by contract) are not in any way restricted from competing with the Company, and are not obligated to accept, nor even to consider, proposals by the Company that they replace Participant or a member of the Leadership Pool in the event Participant or a member of the Leadership Pool leaves the Company.
16.7.
Because of Participant’s present position, Participant is in a position to assist and influence those members of the Leadership Pool with whom Participant has or had a working relationship during the immediately preceding two (2) years, or about whom/which Participant has acquired or possessed specialized knowledge (in either case, a “Restricted Person”) in choosing whether to remain with the Company and consider or accept other positions with the Company rather than choosing to seek other opportunities outside the Company. Any suggestion by Participant that a Restricted Person should seek another employment opportunity outside the Company, and any offer of another employment opportunity by another employer to a Restricted Person with the assistance of Participant, would be such assistance and influence, in derogation of Participant’s duty to the Company as a managerial and supervisory employee.
16.8.
The monetary value of the loss to the Company in case Participant in fact assists or influences a Restricted Person to leave the Company for a competitor would be impossible to precisely measure. Injunctive relief for a breach of subsection (j) would also be ineffective.
16.9.
The parties agree that a fair estimate of the monetary value of the loss to the Company in case Participant assists or influences another employee to leave the Company for a competitor would be Participant’s daily rate of base pay as of the last day he or she was employed by the Company times 180.
16.10.
In consideration of this Agreement, and of the continued employment of Participant by the Company, Participant agrees that Participant will not, directly or through another, during Participant’s employment and for a period of one (1) year thereafter, assist or influence any Restricted Person to take a position outside the Company which is reasonably likely to pose a competitive threat to the Company.
16.11.
In the event of a breach by Participant of subsection (j), the stipulated damages for such breach are agreed to be Participant’s daily rate of base pay as of the time he or she leaves the Company times 180. This provision for stipulated damages is intended to be and is severable from the substantive obligation in subsection (j), and from the other provisions of this Agreement.
16.12.
Subsections (j) and (k) are solely for the purposes stated in subsections (a) through (k), and are not for the purpose of limiting the ability of Participant to compete with the Company.
16.13.
Participant and the Company intend that the promise by Participant in subsection (j) is separate and separable from any other obligation of Participant, and for a different purpose, and with a different remedy from the promise of Participant not to solicit or conduct business with certain clients or to disclose Confidential Information or Trade Secrets of the Company, under Section 155 and Section 177, respectively.
16.14.
This Section 166 is effective immediately and remains in force before and after RSUs granted under this Agreement vest, and after Shares in respect of RSUs are issued to or transferred by Participant hereunder.
16.15.
Participant will reimburse and indemnify the Company for the actual costs incurred by the Company in enforcing these covenants, including, but not limited to, attorney’s fees reasonably incurred in enforcement activity.

17.
Confidentiality. In consideration of this Agreement, Participant agrees to the following:
17.1.
During the term of Participant’s employment, Participant has been, and will continue to be, provided with Trade Secrets and/or Confidential Information. This information has been developed at great expense to Company and is necessary for Company to conduct its business.
17.2.
While Participant is employed by Company, Participant will not directly or indirectly use or disclose any Trade Secret or Confidential Information, except in the interest and for the benefit of Company.
17.3.
After the termination of Participant’s employment with Company for any reason, Participant will not directly or indirectly use or disclose any Trade Secret.
17.4.
For a period of twenty-four (24) months following the termination of Participant’s employment with Company for any reason, Participant will not directly or indirectly use or disclose any Confidential Information. This confidentiality provision is not intended in any way to modify or limit Participant’s ongoing duty to maintain the confidentiality of information as required under federal and state laws and regulations.
17.5.
For purposes of this Agreement, the term “Trade Secret” has that meaning set forth under applicable law. Participant shall not disclose any information that constitutes a trade secret as defined in § 134.90, Wis. Stats. for as long as the information continues to be a trade secret or any information where disclosure is otherwise restricted by federal, state or local laws and regulations.
17.6.
For purposes of this Agreement, the term “Confidential Information” means all non-Trade Secret information of, about or related to Company or provided to Company by its clients, vendors and suppliers that is not known generally to the public or Company’s competitors. Confidential Information includes, but is not limited to: (i) new products, product specifications, information about products under development, research, development or business plans, financial information, client lists, vendor or supplier lists, information about transactions with clients, pricing information, information relating to costs, business records, and employment records and policies (other than Participant’s own); (ii) information that is marked or otherwise designated or treated as confidential or proprietary by Company; and (iii) information received by Company from others which Company has an obligation to treat as confidential.
17.7.
Notwithstanding the foregoing, the terms “Confidential Information” and “Trade Secret” do not include, and the obligations set forth in this Agreement do not apply to, any information that: (1) can be demonstrated by Participant to have been known by Participant prior to Participant’s employment by Company; (2) is or becomes generally available to the public through no act or omission of Participant; (3) is obtained by Participant in good faith from a third party who discloses such information to Participant on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (4) is independently developed by Participant outside the scope of Participant’s employment without the use of Confidential Information or Trade Secrets. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Participant is further notified that if Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the Company’s Trade Secrets to Participant’s attorney and use the Trade Secret information in the court proceeding, provided that Participant files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.
17.8.
These covenants are effective immediately and shall remain in force before and after RSUs granted under this Agreement vest, and after such Shares in respect of RSUs are issued to or transferred by Participant hereunder. The parties intend that this Section 177 and each and all of its individual subparagraphs, provisions, and clauses are severable from any other provision of this agreement, as provided in Section 222, and are also severable from any other promise or duty owed by Participant to the Company.
17.9.
Participant agrees that each of these covenants is reasonably and properly necessary to protect the legitimate business interests of the Company. Participant acknowledges that damages for the violation of any of these covenants will be inadequate and will not give full, sufficient relief to the Company, and that a breach of any of these covenants will constitute irreparable harm to the Company. Therefore, Participant agrees that in the event of any violation of any of these covenants, the Company shall be entitled to compensatory damages and injunctive relief.
17.10.
Participant will reimburse and indemnify the Company for the actual costs incurred by the Company in enforcing any of these covenants, including, but not limited to, attorney’s fees reasonably incurred in enforcement activity.
17.11.
Notwithstanding anything herein to the contrary, in accordance with Rule 21F-17 under the Securities Exchange Act of 1934 and the rules promulgated thereunder, the Company shall not impede a Participant’s ability to communicate with the Securities and Exchange Commission or other governmental agencies regarding possible federal securities law violations (1) without the Company’s approval and (2) without having to forfeit or forego any resulting whistleblower awards, and the Company shall not enforce any provision of any policy to the extent such provision would be deemed to require the Company’s prior approval of such communication or forfeiture of any award, except to the extent otherwise permitted by Rule 21F-17. Furthermore, in accordance with the Illinois law, to the extent applicable, nothing in this Award Agreement shall prohibit, prevent, or otherwise restrict Participant from (y) reporting any allegations of unlawful conduct to federal, State, or local officials for investigation, including, but not limited to, alleged criminal conduct or unlawful employment practices, or (z) engaging in concerted activity to address work-related issues.
18.
Breach of Restrictive Covenants. Except as otherwise provided by the Committee, notwithstanding any provision of the Plan to the contrary, if Participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant set forth in an Award Agreement or any other agreement between Participant and the Company, whether during or after Participant’s Termination of Service, in addition to and not in limitation of any other rights, remedies, damages, penalties or restrictions available to the Company under the Plan, an Award Agreement, any other agreement between Participant and the Company, or otherwise at law or in equity, Participant shall forfeit or pay to the Company:
18.1.
Any and all outstanding Awards granted to Participant, including Awards that have become vested or exercisable;
18.2.
Any Shares held by Participant in connection with the Plan that were acquired by Participant after Participant’s Termination of Service and within the 12-month period immediately preceding Participant’s Termination of Service;
18.3.
The profit realized by Participant from the exercise of any stock options and SARs that Participant exercised after Participant’s Termination of Service and within the 12-month period immediately preceding Participant’s Termination of Service, which profit is the difference between the exercise price of the stock option or SAR and the Fair Market Value of any Shares or cash acquired by Participant upon exercise of such stock option or SAR; and
18.4.
The profit realized by Participant from the sale, or other disposition for consideration, of any Shares received by Participant in connection with the Plan after Participant’s Termination of Service and within the 12-month period immediately preceding Participant’s Termination of Service and where such sale or disposition occurs in such similar time period.
19.
Offset. The Company shall have the right to offset, from any amount payable or Shares deliverable hereunder, any amount that Participant owes to the Company without the consent of Participant or any individual with a right to Participant’s Award
20.
Effect on Other Agreements. The foregoing provisions of Section 155 (Nonsolicitation of Clients), Section 166 (Protection of Leadership Pool), and Section 177 (Confidentiality) shall not be construed to supersede or alleviate any obligations of Participant to the Company with respect to any restrictive covenant, non-compete or confidentiality agreement otherwise binding on Participant, which shall remain in full force and effect to the extent provided in any such agreements, and in the event that a provision of such agreement shall conflict with any provision of this Award Agreement, Participant acknowledges and agrees that the provision which is most protective of the Company’s confidential or proprietary interests shall control. Notwithstanding the foregoing, the provisions of Section 155, Section 166 and Section 177 shall supersede and replace any similar restrictions included in previous Award Agreements.
21.
Notices. Any notice hereunder to the Company shall be addressed to it at its office, 401 Charmany Drive, Madison, WI 53719; Attention: Corporate Secretary, with a copy to the Chief Human Resources Officer, and any notice hereunder to Participant shall be addressed to the last home address of Participant on file with the Company. Either party may designate some other address at any time hereafter in writing.

22.
Severability. In the event any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
23.
New Employers. While Participant is employed by the Company and for a period of twelve (12) months immediately following the date Participant ceases to be an employee of the Company, Participant will inform each new employer, prior to accepting employment, of the existence of this Agreement, including the prohibitions contained in Section 155, Section 166 and Section 177 and provide that employer with a copy of it. Participant authorizes the Company to forward a copy of the prohibitions against competition as contained in this section to any actual or prospective new employer.
24.
Acceptance procedures.
24.1.
Consultation with an Attorney. Participant is hereby advised in writing to consult with an attorney before signing this Award Agreement and Employee acknowledges and agrees that Participant has done so or had the opportunity to do so.
24.2.
Opportunity to Review Award Agreement. Participant acknowledges and agrees that Participant has been provided at least fourteen (14) calendar days to review this Award Agreement. Participant further acknowledges and agrees that if Participant signs this Award Agreement prior to the expiration of the fourteen (14) day period, Participant does so voluntarily.
24.3.
Forfeiture. Participant further acknowledges and agrees that if Participant fails to execute this Award Agreement on or before 5:00 pm CST on the fifteenth (15th) calendar day after Participant has been provided the Award Agreement, it shall be null and void and Participant shall forfeit all RSUs and all of such RSUs shall revert to the Company.
25.
Waiver of Jury Trial. EXCEPT TO THE EXTENT PROHIBITED BY STATE LAW, BY SIGNING THIS AWARD AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AWARD AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND APPENDICES ATTACHED TO THIS AWARD AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) IT HAS DECIDED TO ENTER INTO THIS AWARD AGREEMENT IN CONSIDERATION OF, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

In witness whereof, the Company has caused this Award Agreement to be executed in its name and on its behalf, and Participant acknowledges understanding and acceptance of, and agrees to, the terms of this Award Agreement (including, but not limited to, the Waiver of Jury Trial provision set forth in Section 255), all as of the Grant Date.

By:

Print Name: David Seiler

Title: CEO

Participant

Print Name:

Exhibit A

Performance-Based Restricted Stock Unit
Performance Goals

Performance Goals and Vesting Percentages

Performance Goal	Weighting	Threshold	Target	Maximum	Actual Performance Result	Achievement Percentage*
[Relative Return on Average Tangible Common Equity]**	50%	50%	100%	200%	[__]%	[__]%
[Relative Total Shareholder Return]	50%	50%	100%	200%	[__]%	[__]%
Total Performance-Based RSU Vesting as a percentage of the Target Award						[__]%

*Achievement of each performance goal to be determined by straight-line interpolation for actual performance falling between threshold and target or target and maximum levels. If achievement with respect to a particular performance goal does not reach threshold level, then no portion of the award will vest with respect to such performance goal.

** Calculation of Return on Average Tangible Common Equity: Denominator = Total Average Shareholders’ Equity Less Average Preferred Stock Less Average Intangible Assets = Average Tangible Common Equity (Based on GAAP Financial Statements). Numerator = Net Income Available to Common Shareholders (Based on GAAP Financial Statements).

Performance-Based RSU Award Opportunities (as % of Target Award)

Attainment Level	[Relative Return on Average Tangible Common Equity]	[Relative Total Shareholder Return]
Threshold	50%	50%
Target	100%	100%
Maximum	200%	200%